SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the registrant  / /

Filed by a party other than the registrant  /x/

Check the appropriate box:

   / /   Preliminary proxy statement      / /   Confidential, for Use of the
                                                Commission Only (as permitted by
   / /   Definitive proxy statement             Rule 14a-6(e)(2))

   / /   Definitive additional materials

   /x/   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                       GREAT WESTERN FINANCIAL CORPORATION
                (Name of Registrant as Specified in Its Charter)

                            H. F. AHMANSON & COMPANY
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

/x/   No fee required

/ /   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

      (2)   Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      (4)   Proposed maximum aggregate value of transaction:

      (5)   Total fee paid:

/ /   Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)   Amount previously paid:

      (2)   Form, Schedule or Registration Statement No.:

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      (4)   Date Filed:

H. F. AHMANSON & COMPANY          HOME SAVINGS OF AMERICA          NEWS
                                  SAVINGS OF AMERICA

4900 Rivergrade Road, Irwindale, California  91706 * (818) 814-7922


FOR IMMEDIATE RELEASE                           CONTACTS:
---------------------                              Media: Mary Trigg
                                                          (818) 814-7922
                                                Investor: Steve Swartz
                                                          (818) 814-7986


                    INDEPENDENT INSPECTOR CERTIFIES AHMANSON
                   VICTORY ON CONSENT REQUIRING GREAT WESTERN
                         TO HOLD ANNUAL MEETING BY MAY 6

     -- Adoption of Two Additional Proposals Also Certified by Inspector --

      IRWINDALE, CA, April 28, 1997 -- H. F. Ahmanson & Company (NYSE:AHM) today announced that the independent inspector appointed by Great Western Financial Corporation (NYSE:GWF), CT Corporation Systems, has certified that more than the requisite majority of Great Western shares were voted in favor of Ahmanson's third consent proposal requiring Great Western to hold its annual meeting of stockholders by May 6. The independent inspector today also certified that two additional proposals put before stockholders by Ahmanson, number four and five, received the requisite majority of outstanding share to be adopted into Great Western's By-laws.

      Ahmanson stated that, based on the tally certified by CT, consent proposal three exceeded the requisite majority vote by approximately 4.2 million shares on April 9, 1997. Great Western's assertion that 5.2 million shares should be excluded because they were double-voted is incorrect because CT's tally already excludes 1.4 million of these shares. Accordingly, the maximum reduction from Ahmanson's majority on April 9 would be approximately 3.8 million votes. Since the votes for proposal three exceeded a majority of outstanding shares by approximately 4.2 million, subtracting 3.8 million votes still leaves a margin of approximately 400,000 shares by which proposal three exceeded the requisite majority as of April 9.

      Moreover, the total number of shares voted in favor of consent proposals three, four and five is significantly higher than the tally calculated by CT as of April 9. CT's count announced today is based only on consents delivered as of April 9, which is consistent with CT's normal practice of counting votes in the order delivered until it certifies that a majority has been reached.
Because CT certified that a majority had been reached on April 9, its count does not include several million additional valid consents delivered to Great Western on proposals three, four and five after April 9.

      Ahmanson stated that it offered, in writing, last Friday to enter into an agreement with Great Western to resolve definitively whether the Great Western contention on the double counting issue mattered on any of the proposals. The agreement also would have established a procedure to allow CT to count the votes on consent proposal one, which urges Great Western to enter into discussions with Ahmanson, without prejudicing Great Western's legal arguments as to the proper record date. Great Western refused to enter into this agreement and thereby has prevented a count on proposal one.

      In clarifying how the consent process works, Ahmanson stated that it was obligated to deliver all consents delivered to it by shareholders and could not decline to deliver consents because they might have been duplicate votes or had been subject to revocation. The validity of the consents is to be determined by the independent inspector in accordance with its standard procedures. Consents and revocations are not certified until a majority of unrevoked consents have been delivered. Under Delaware law, Ahmanson can continue to deliver consents for 60 days following the date of the earliest date consents were delivered until it delivers a majority. Once a majority is delivered, no subsequent revocations are effective.

      Ahmanson further stated, "The facts behind CT's tally, combined with Great Western's strenuous efforts to obscure these facts and obstruct certification of the vote results, remove any possible doubt that we have prevailed on consent proposals one, three, four and five. You don't go to the lengths that Great Western has to confuse, delay and challenge the process if you believe you won. The simple fact that Great Western finally chose to set June 13 as the date for its annual meeting, which it had previously postponed indefinitely makes it clear that Great Western was already well aware that the consent proposal requiring it to hold its annual meeting on May 6 had been approved.

      "There can be no further justification, based on alleged uncertainty as to the vote, for the Great Western Board to continue to refuse to take the actions that its own stockholders so clearly want."

      H. F. Ahmanson & Company, with more than $48 billion in assets, is the parent company of Home Savings of America, one of the nation's largest full-service consumer banks.

       SHARES OF GREAT WESTERN FINANCIAL CORPORATION ("GWF") COMMON STOCK
        HELD BY H. F. AHMANSON & COMPANY ("AHMANSON"), ITS DIRECTORS AND
       EXECUTIVE OFFICERS AND CERTAIN EMPLOYEES, OTHER REPRESENTATIVES OF
          AHMANSON AND CERTAIN OTHER PERSONS WHO MAY SOLICIT PROXIES OR
         CONSENTS, AND CERTAIN TRANSACTIONS BETWEEN ANY OF THEM AND GWF

Ahmanson and certain other persons named below may solicit proxies (a) to elect three nominees and one or more alternate nominees (the "Nominees") as directors of GWF at the annual meeting of stockholders of GWF to be held on a date to be announced (the "Annual Meeting") and (b) in favor of the adoption at the Annual Meeting of a non-binding stockholder resolution and seven proposals to amend the By-laws of GWF. Ahmanson and certain other persons named below are also soliciting consents from stockholders of GWF to approve proposals, without a stockholders' meeting, to adopt non-binding resolutions of stockholders and amendments to the By-laws of GWF. The participants in this solicitation may include Ahmanson; the directors of Ahmanson (Byron Allumbaugh, Harold A. Black, Richard M. Bressler, David R. Carpenter, Phillip D. Matthews, Richard L. Nolan, Delia M. Reyes, Charles R. Rinehart, Frank M. Sanchez, Elizabeth A. Sanders, Arthur W. Schmutz, William D. Schulte, and Bruce G. Willison); the following executive officers and employees of Ahmanson or its subsidiaries: Kevin M. Twomey (Senior Executive Vice President and Chief Financial Officer),
Madeleine A. Kleiner (Senior Executive Vice President, Chief Administrative Officer and General Counsel), Anne-Drue M. Anderson (Executive Vice President and Treasurer), Tim S. Glassett (First Vice President and Assistant General Counsel), Linda McCall (Senior Vice President and Director of Corporate Taxes), Stephen A. Swartz (Senior Vice President and Director of Investor Relations), Barbara Timmer (Senior Vice President and Director of Government and Legislative Affairs), Mary A. Trigg (Senior Vice President and Director of Public Relations), Eric Warmstein (Senior Vice President and Director of Corporate Development), Samantha Davies (Vice President of Public Relations), Adrian Rodriguez (Vice President of Public Relations), and Peter Bennett (Assistant Vice President of Public Relations); and the following Nominees: Lawrence A.
Del Santo, Robert T. Gelber, Wolfgang Schoellkopf, Hugh M. Grant and John E. Merow.

As of April 25, 1997, Ahmanson is the beneficial owner of 3,550,500 shares of GWF Common Stock. Other than Mr. Gelber, who owns 332 shares of GWF Common Stock, none of the Nominees is the beneficial owner of any GWF Common Stock.

Other than set forth herein, as of April 25, 1997, neither Ahmanson nor any of its directors, executive officers or other representatives or employees of Ahmanson, any Nominees or other persons known to Ahmanson, who may solicit proxies has any security holdings in GWF. Ahmanson disclaims beneficial ownership of any securities of GWF held by any pension plan or other employee benefit plan of Ahmanson or by any affiliate of Ahmanson. Ahmanson further disclaims beneficial ownership of any securities of GWF held by Ahmanson or any of its subsidiaries for the benefit of third parties or in customer or fiduciary accounts in the ordinary course of business.

Although Credit Suisse First Boston Corporation ("CSFB") and Montgomery Securities ("Montgomery"), financial advisors to Ahmanson, do not admit that they or any of their directors, officers, employees or affiliates are a "participant," as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934 by the Securities and Exchange Commission, or that such
Schedule 14A requires the disclosure of certain information concerning CSFB or Montgomery, CSFB and Montgomery may assist Ahmanson in such a solicitation.
Each of CSFB and Montgomery engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of their respective businesses, each of CSFB and Montgomery may trade securities of GWF for their own account and the account of their customers and, accordingly, may at any time hold a long or short position in such securities. As of April 24, 1997, CSFB held a net long position of 5,443 shares of GWF common stock and Montgomery held no shares of GWF common stock.

Except as disclosed above, to the knowledge of Ahmanson, none of Ahmanson, the directors or executive officers of Ahmanson, the employees or other representatives of Ahmanson who may participate in this solicitation or the Nominees named above has any interest, direct or indirect, by security holdings or otherwise, in GWF.

                                       ###